Exhibit 2

AMENDMENT TO STOCK PURCHASE AGREEMENT

AMENDMENT dated as of the 30th day of July, 2012, between each of the purchasers set forth on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”) and Star (China) Holdings Limited, a corporation organized under the laws of the British Virgin Islands (“Star”).

W I T N E S S E T H :

HEREAS, Purchasers and Star desire to amend that certain Stock Purchase Agreement entered into by and among Purchasers and Star on June 11, 2012 (the “Stock Purchase Agreement”) in the manner hereinafter provided;

WHEREAS, Purchasers and Star desire to amend that certain Stock Purchase Agreement to reflect the correct Aggregate Purchase Price (as defined therein);

WHEREAS, pursuant to Section 4.09 of the Stock Purchase Agreement, the Stock Purchase Agreement can be amended by the mutual written agreement of Purchasers and Star;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, Purchasers and Star agree as follows:

1.                  All capitalized terms not otherwise defined in this Amendment shall have the meaning assigned thereto in the Stock Purchase Agreement.

2.                  The parties hereto agree to delete Section 1.02 of the Stock Purchase Agreement and replace it in its entirety with the following Section 1.02:

                     Section 1.02. Aggregate Purchase Price. The aggregate purchase price (the “Aggregate Purchase Price”) for the Star Shares shall be US$3,000,000.00, with each Purchaser purchasing a portion of the Star Shares for the price and in the amount set forth next to his or her name of Schedule I hereto. The Purchasers and Star acknowledge and agree that at the Closing (as defined hereinafter) only a portion of such Aggregate Purchase Price will be required to be paid in accordance with Section 1.03. The Purchasers and Star further acknowledge and agree that the remaining portion of such Purchaser’s commitment not previously paid at the Closing shall be paid in accordance with Section 1.04.

3.                  The parties hereto agree to delete Section 1.03(b) of the Stock Purchase Agreement and replace it in its entirety with the following Section 1.03(b):

                     (b) At the Closing, each Purchaser shall deliver, or cause to be delivered, to Star the portion of the Aggregate Purchase Price (the “Closing Payment”) set forth next to his or her name on Schedule I hereto by (i) wire transfer in immediately available funds to an account or accounts designated by Star in a written notice to the Purchaser or (ii) certified check drawn on a U.S. branch of a United Sates nationally or state chartered bank.

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4.                  The parties hereto agree to insert the following as Section 1.04 of the Stock Purchase Agreement:

                     Section 1.04. Remaining Purchase Price. Each Purchaser shall deliver, or cause to be delivered, to Star the remaining portion of the Aggregate Purchase Price (the “Remaining Purchase Price”) set forth next to his or her name on Schedule I hereto by (i) wire transfer in immediately available funds to an account or accounts designated by Star in a written notice to the Purchaser or (ii) certified check drawn on a U.S. branch of a United Sates nationally or state chartered bank, on such date as determined by the Purchasers.

5.                  The parties hereto agree to delete Schedule I attached thereto the Stock Purchase Agreement and replace it in its entirety with the following Schedule I:

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Schedule I

Name	Shares to be Purchased	PRC ID No.	Address	Aggregate Purchase Price	Closing Payment	Remaining Purchase Price
Qiu Xiong / 裘雄	1,001,975	G37656274	Building 7, No.2416 Hongqiao Road, Shanghai 上海虹桥路2416号7栋	$2,350,068.00	$1,566,712.00	$783,356.00
Zhang Yang / 张洋	277,105	G29019837	Suite 401, Unit A, South Building of Wudaokou Post Office, Haidian District, Beijing 北京海淀区五道口邮局南楼甲单元401号	$649,932.00	$433,288.00	$216,644.00
Total Star Shares	1,279,080			$3,000,000.00	$2,000,000.00	$1,000,000.00

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6.                  Except as expressly amended hereby, the terms and conditions of the Stock Purchase Agreement remain in full force and effect.

7.                  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which, taken together, shall be considered one and the same agreement.

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IN WITNESS WHEREOF, Purchasers and Star have duly executed this Agreement as of the date first above written.

PURCHASERS:

______________________________

Qiu Xiong/裘雄

______________________________

Zhang Yang/张洋

STAR:

STAR (CHINA) HOLDINGS LIMITED

By: ______________________________

      Name:

       Title:

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